UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/17/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

In the fourth quarter of 2008, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Targeted Genetics Corporation (the "Company") performed an interim goodwill impairment test on the remaining goodwill originating from the Company's acquisition of Genovo, Inc. in 2000. The Company performs goodwill impairment tests annually and whenever events and changes in business conditions indicate that the carrying amount of goodwill may not be recoverable, and if there is evidence of an impairment in value, reduces the carrying value of the goodwill. As a result of a continued decline in the market price of the Company's common stock and the restructuring it implemented in November 2008 to realign and narrow its product development priorities, the Company performed its fourth quarter 2008 interim goodwill impairment test to determine if there were any indicators of further impairment to its remaining $7.9 million goodwill balance. On March 17, 2009, the Company completed its evaluation and concluded that the remaining goodwill was fully impaired, resulting in a non-cash impairment charge of $7.9 million.

The Company previously recognized a non-cash goodwill impairment charge of $23.7 million during 2006 as a result of a decline in its share price during June 2006 that reduced its market capitalization to an amount less than the fair value of its net assets.

As a result of the current goodwill impairment charge, the Company's net worth has fallen below the $2.5 million in shareholders equity required for listing on the NASDAQ Capital Market. The Company expects that, as a result of its noncompliance with this requirement and its continued noncompliance with the $1.00 bid price requirement, the NASDAQ staff will notify the Company that its securities will be delisted. The Company may appeal the NASDAQ staff's determination to a listing qualifications panel, but there can be no assurance that the Company would be successful if it were to appeal.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: March 20, 2009	By:	/s/ DAVID J. POSTON
David J. Poston
Vice President Finance and Chief Financial Officer